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Exhibit 99.1

                            For Immediate Release:
                                 July 30, 2001

                        First Century Bankshares, Inc.
                        Reports Second Quarter Earnings

     Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $373 million bank holding company, announced earnings of $366,000 for the three-month period ending June 30, 2001. This represents a 58 percent decrease from the $872,000 earned during the same period in 2000. On a per share basis, net income decreased to $0.18 from $0.44. This decrease in earnings was attributable to two primary factors. First, the Corporation has experienced a decrease in its net interest margin, due to the rapidly declining interest rate environment during the first half of 2001. Secondly, earnings were impacted by an increase in the provision for loan losses of $508,000, due principally to the deterioration of certain commercial loans in the Corporation's portfolio. This deterioration has developed due to the slowing economy in the Corporation's primary trade area. An additional loss provision was made as a result of management's efforts to strengthen the review and classification processes for the loan portfolio. The Corporation also announced that it would probably experience higher than normal loan loss provisions into the third and fourth quarters of 2001, because the local economy continues to be sluggish, and because of potential losses that may be experienced due to recent major flooding in southern West Virginia.
     Nonperforming assets, including nonaccrual loans, loans past-due over 90 days and other real estate owned, improved during the second quarter of 2001. Nonperforming assets as a percentage of total loans improved from 4.32% at March 31, 2001, to 3.31% at June 30, 2001.
     The performance of the Corporation during the second quarter resulted in net income of $1,121,000 for the six-month period ending June 30, 2001. This represents a 38.6 percent decrease from the $1,825,000 earned during the same period in 2000. On a per share basis, net income decreased to $0.56 from $0.91. Earnings through June 30, 2001 reflect a return on average assets (ROAA) of 0.60 percent, and a return on average equity (ROAE) of 6.92 percent.
     Dividends for the second quarter of 2001 were maintained at $0.20 per share, bringing the total dividend for 2001 to $0.40 per share. Management believes the recent earnings performance is not indicative of long term expectations and is committed to maintaining the exceptional dividend paid to stockholders.
     First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 10 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.
     This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

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